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                                                                    EXHIBIT 23.3

[Letterhead of PricewaterhouseCoopers]

Reliant Resources, Inc.
Attn. Mr P. Griffin
P/a Keulsekade 189
3534 AC UTRECHT

October 12, 2000

12626901/20092901/rh/jla

                                                      Ref.: J. van der Starre RA

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Dear Sir,

As independent public accountants, we hereby consent to the use of our reports dated May 28, 1998 and May 11, 1999 (and to all references to our Firm) included in or made a part of this Registration Statement and related Prospectus of Reliant Resources, Inc.

Yours faithfully,

/s/ PRICEWATERHOUSECOOPERS N.V.

PricewaterhouseCoopers N.V.

Attachments:

1 Auditor's report 1997

2 Auditor's report 1998

3 Financial statements 1997 initialled for indentification purposes

4 Financial statements 1998 initialled for indentification purposes